●	Jon Fink, Founder of JVI has assumed the role of Board Advisor and has agreed to exclusively use his company JVI, Inc. to assist Diego with its packaging. JVI, Inc. is one of the premier, global leading luxury packaging companies in the U.S. Clients of JVI include major confection, jewelry and liquor companies. JVI clients also include the U.S., British, Canadian and Brazilian Mints. The Company intends on using Jon’s expertise and guidance to promote the brand and to assist in elevating and destigmatizing the product.

●	Greg Reid, has assumed the position of Board Advisor and the Design and R&D Lead. Greg spent his career bringing to life, highly visionary, design-build, product dev, and merchandising ideas to tech sectors, big box retail, flagship store design and dev, and product design. Old Navy Flagship Seattle and San Francisco locations, GAP Flagship Seattle and SF, Neiman Marcus Flagship Seattle and TX are among his clients and projects. Greg and his team built significant components for Google’s Self-Driving Car project, Microsoft Studios, Gatorade, Emirates Air, Monster Energy, Gibson Guitars, and XBOX LIVE were among his most active clients. Greg’s influence can be seen all over the world in stores, interactive environments, type design, video game merchandise, and daily life around you. From Barney’s in London to New York, Australia, China, Russia, the Middle East, and now to the world of cannabis with Diego Pellicer. Company intends on using Greg’s expertise and guidance to assist in designing new products, promote the brand and to assist in elevating and destigmatizing the product.

●	Greg Quist, has assumed the role of Board Advisor and Creative Director. Greg was the first Creative Director of Tommy Bahama, assumed by many to be the highest profit per square foot apparel retailer in U.S. history. Other accomplishments included his work with Esprit, Union Bay, Bebe & co., etc. Greg’s expertise will be instrumental in store design, layout, planogram, demographics, merchandising and branding.

●	Dr. Robert Epstein, former Chief Operating Officer and senior scientist of the U.S.D.A. has assumed the role of Board Advisor. The company intends on using the doctor’s expertise to lend credibility to the brand. He will observe and advise on testing, safety, procedures, protocols, regimens, labeling, etc.

●	Dr. Michael Osborn, a Chief of Cancer Surgery of the largest hospital group in the U.S. has assumed the role of Board Advisor. He is on the faculty of Cornell and also President of Strang Cancer Prevention Institute, which invented the PAP Test.

It is widely held in the medical community that the PAP Test has saved more women from cancer as a cancer preventative, than all other cancer preventatives combined. Dr. Osborn brings the company medical credentials and advice on the medical side to further substantiate safety and brand integrity.

Strang Cancer Prevention Institute

●	Jean Marie Auboine has assumed the role of Board Advisor and Exclusive Master Chocolatier for the company. Jean Marie is recognized widely as one of the top chocolatiers in the world. He began at Le Louis XV - Alain Ducasse in Monaco, assisting the famed eatery in earning Michelin’s highest honor, Three Stars. Chef Auboine continued his distinguished career at several Michelin-starred restaurants which included, One Star Chateau de Mercues in France and Hotel Beau Rivage in Geneva, as well as the highly respected Two Star restaurant-hotel, La Pyramide Vienne in France. The company intends on crafting the world’s finest confections for this sector under the Diego

●	Pellicer brand.

The company has filed for patent protection and is developing a reloadable and pre-loaded disposable, smoking device for cannabis called “Varita” which means “wand” in Spanish. The device is designed to be a stylish and more convenient alternative to the rolled joint. The device comes in various finishes and colors and incorporates an insertable pressed dose of cannabis (not sold by Diego), which presents a more efficient and less messy experience for the user. The disposable model is usable as a golf tee after use.

SINGLE USE
VARITA™
BY DIEGO PELLICER
VARITA
VARITA

VARITA

●	The company has plans to develop along with an FDA regulated lab, a sublingual strip to deliver cannabis. This strip, similar in appearance to current breath strips on the market, will lend ease and convenience to consumption. It will also be an alternative to edible products that must pass through the digestive system to take effect, thereby reducing the vagary of timing.

by Diego Pellicer
TIRAS
SUBLINGUAL STRIP
ENERGY
SLEEP
FOCUS
VISION
AVAILABLE IN BOTH NON AND PSYCHOACTIVE

●	The company has plans to develop a line of proprietary sub ohm vapor products. Many of the current vapor products available in the market place, that the company has tested, have not met satisfactory expectations. Therefore, the company has been developing in-house and plans on introducing its own line in the future.

●	The company is developing and will soon make available to our tenants exclusively designed packaging which includes hermetically sealed container inserts, magnetically sealed clasps and crush proof tubes. All of these are designed to protect and preserve the product to the highest degree possible.